Exhibit 3.29

RAINBOW CASINO-VICKSBURG PARTNERSHIP, L.P.
(A Mississippi Limited Partnership)

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of June 8, 2010 (the “Agreement”), is entered into by and between IOC-Vicksburg, Inc. (d/b/a IOC-Vicksburg GP, Inc.), a Delaware corporation (“General Partner”), as general partner and IOC-Vicksburg, L.L.C., a Delaware limited liability company, as limited partner (“Limited Partner”).

R E C I T A L S :

A.            On June 8, 2010, General Partner and Limited Partner acquired all of the general partnership and limited partnership interests in Rainbow Casino-Vicksburg Partnership, L.P. (the “Partnership”) from United Gaming Rainbow (“UGR”) and The Rainbow Casino Corporation (n/k/a Rainbow Corporation) (“RCC”), respectively.

B.            On June 8, 2010, UGR (on behalf of itself and RCC), General Partner and Limited Partner entered into that certain First Amendment to the Second Amended and Restated Agreement to reflect the sale, assignment and transfer of all of UGR’s and RCC’s rights, title and interest in the Partnership and the admission to the Partnership of General Partner as the sole general partner of the Partnership and Limited Partner as the sole limited partner of the Partnership followed by the withdrawal from the Partnership of UGR as the general partner and RCC as the limited partner.

E.             General Partner and Limited Partner desire to amend and restate in its entirety the partnership agreement for the Partnership, pursuant to the Mississippi Limited Partnership Act, §§ 74-14-101 et seq. of the Mississippi Code of 1972, as amended (the “Mississippi Act”) and upon the terms and conditions set forth in this Agreement, to effect the changes set forth herein.

A G R E E M E N T :

The parties agree that the partnership agreement of the Partnership shall be amended and restated in its entirety as follows:

Article I:  Organizational Matters

1.01         Formation; Etc.  General Partner and Limited Partner hereby agree to continue as partners (sometimes referred to herein as the “Partners”) in continuation of the Partnership under the Mississippi Act.  An amended certificate of limited partnership (a “Certificate”) has been filed or will be promptly filed in the office of the Secretary of State of the State of Mississippi reflecting the fact that General Partner is the general partner and Limited Partner is the limited partner in the Partnership.  Failure to effect such filing in a timely manner shall not affect the Partners’ respective rights or obligations hereunder.

1.02         Partners.  General Partner shall be the sole general partner in the Partnership.  Limited Partner shall be the sole limited partner in the Partnership.  Each additional limited partner, if any, upon execution and delivery of a counterpart of this Agreement, as provided for herein, shall become a limited partner in the Partnership and shall be reflected as such on the books and records of the Partnership.

1.03         Documents.  The Partners acknowledge and ratify the filing of each Certificate by General Partner and Limited Partner and, after the execution and delivery of this Agreement, the General Partner shall cause to be filed such other certificates or filings as may be required for the operation of a limited partnership in the State of Mississippi.  The General Partner shall thereafter file any necessary amendments to the Certificate, and shall otherwise do all things necessary or appropriate for the maintenance of the Partnership as a limited partnership under the laws of the State of Mississippi.

1.04         Name.  The Partnership’s name is “Rainbow Casino-Vicksburg Partnership, L.P.”  The Partnership’s business shall be conducted under the name “Rainbow Casino-Vicksburg Limited Partnership” or under any other name or names reasonably deemed advisable by the General Partner from time to time, including without limitation, the name of the General Partner or any Affiliate thereof or any trade style or trade names.  The words “Limited Partnership” or letters “L.P.” shall be included in the name of the Partnership where necessary to comply with the laws of any jurisdiction that so requires.

1.05         Registered Office; Principal Office.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Mississippi shall be located at 1440 Warrenton Road, Vicksburg, Mississippi 39180.  The principal office of the Partnership shall be c/o Isle of Capri Casinos, Inc., 600 Emerson Rd., Ste. 300, St. Louis, MO 63141, or such other place in the United States as may from time to time be reasonably designated by the General Partner.  The General Partner shall give prompt written notice of any such change to the Limited Partner.  The Partnership may maintain offices at such other place or places within or outside the State of Mississippi as the General Partner deems desirable or advisable.

1.06         Duration.  The Partnership has commenced operations prior to the date hereof and shall continue until December 31, 2060, unless earlier terminated pursuant to Article V.

1.07         Purposes and Powers.  The Partnership is organized for the object and purpose of conducting, operating and disposing of the Rainbow Business, and to engage in all such activities and transactions as are reasonably related to or incidental to the foregoing and any other actions or business in which a limited partnership may lawfully engage.  The Partnership may conduct and operate the Rainbow Business through divisions or other formats, utilizing trade styles or trade names.  The Partnership shall have all powers necessary or incidental, suitable, desirable or convenient for the accomplishment of the aforesaid purposes as limited above, alone or with others, as principal or as agent.

1.08         Power of Attorney.  Subject to Section 1.07 above, the Limited Partner hereby constitutes and appoints the General Partner and each of its authorized officers and attorneys-in-fact, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in a manner not prohibited by this Agreement, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices all certificates, documents and other instruments that the General Partner deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership in the State of Mississippi.  The foregoing power of attorney is irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, dissolution, bankruptcy or termination of the Limited Partner or the transfer of all or any portion of the Limited Partner’s Interest and shall extend to the Limited Partner’s successors and assigns.

1.09         Ownership of Property.  Legal title to all assets, rights and property (including without limitation, all cash and cash deposits in whatever form held, including in gaming machines), whether real, personal or mixed and whether tangible or intangible, acquired by the Partnership shall be acquired, held, owned and subsequently conveyed in the name of the Partnership and no Partner, individually or collectively, shall have any ownership interest in such partnership properties or any portion thereof.  Subject to Section 1.07 above, (a) the Partnership shall have the power to acquire, own, lease, sublease, manage, operate, hold, deal in, control or dispose of any interest in real property constituting part of the Project and (b) the Partnership shall also have the power to acquire, own, hold, manage, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the stock of or other interest in any Person, foreign or domestic.

Article II:  Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other person Controlled by, Controlling or under common Control with such first Person, including without limitation, directors, officers, employees, stockholders and agents of such first Person or any other Person Controlled by, Controlling or under common Control with such first Person.  “Control,” “Controlling” or “Controlled” as to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of such Person, whether through ownership of voting securities or partnership interests, by agreement or understanding or otherwise.

“Event of Withdrawal” shall mean, with respect to the General Partner, any bankruptcy or insolvency of the General Partner and the events specified under § 79-14-402(a) of the Mississippi Act.

“Gaming Authorities” means, collectively, (i) the Mississippi Gaming Commission and (ii) any other Governmental Authority that holds licensing or permit authority over gambling, gaming, lottery or casino activities conducted by the Partnership, its Partners or its subsidiaries within its jurisdiction.

“Gaming Laws” means all laws pursuant to which any Gaming Authority possesses licensing or permit authority over gambling, gaming, lottery or casino activities conducted by the Partnership, its Partners or its subsidiaries within its jurisdiction.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Interest” shall mean, as to each Partner, all applicable rights of such Partner under this Agreement.

“Percentage Interests” shall mean the interest of a Partner as set forth in Exhibit A attached hereto.

“Person” shall mean any individual, company, corporation, association, governmental or quasi-governmental authority or other entity.

“Project” shall mean a dockside casino, restaurants, concessions and related activities in Vicksburg, Mississippi (including the contiguous hotel).

“Rainbow Business” shall mean the business and operations heretofore and hereafter conducted by the Partnership, consisting of the development, ownership and operation of the Project.

“Transfer” shall mean the direct or indirect sale, donation, assignment (as collateral or otherwise), pledge, hypothecation, encumbrance, transfer or disposition of any Interest; “Transferor” and “Transferee” shall have correlative meanings to the foregoing.

Article III:  Management and Operation of the Business

3.01         Management of the Partnership.  (a)  The management and operation of the Partnership shall be exclusively vested in the General Partner, which may exercise all powers necessary or convenient for the accomplishment of the purposes of the Partnership on behalf of and in the name of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable laws or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall, subject to the other provisions of this Agreement, have full power and authority to do all things and on such terms as it may deem necessary or desirable to conduct the business of the Partnership and to effectuate the purposes set forth herein.

(b)           The Partnership may have employees and agents who may be designated as officers with titles designated by the General Partner, and who in such capacities may act for and on behalf of the Partnership.

3.02         Relationship Between the General Partner and the Limited Partners.  (a)  The acts of the General Partner in carrying on the business of the Partnership as authorized herein shall bind the Partnership.  The Limited Partner shall not have any right to, and shall not, (i) take part in the management or control (within the meaning of the Mississippi Act) of the Partnership’s business, (ii) act for or bind the Partnership, (iii) transact any business in the name of or on behalf of the Partnership, or (iv) withdraw from the Partnership as a limited partner until the Limited Partner has assigned its Interest pursuant to and in accordance with the provisions hereof.  The Limited Partner, in its capacity as limited partner, shall only have the rights and powers specifically granted to the Limited Partner in this Agreement or pursuant to the Mississippi Act.

(b)           Neither the General Partner nor the Limited Partner shall be obligated to make any further contributions to the capital of the Partnership.

(c)           The liability of the Limited Partner to third parties shall be limited as provided in the Mississippi Act.  The Limited Partner acknowledges and agrees that it shall be liable to the Partnership for any money or other property distributed, paid or conveyed to it by the Partnership, only to the extent required by the Mississippi Act.

(d)           Notwithstanding any other term of this Agreement, none of the Partners, their respective Affiliates or their respective stockholders, members, directors, managers, officers, employees, servants, direct or indirect partners, attorneys or agents, or the officers of the Partnership shall be liable to the Partnership or any other Person or any such Affiliate or officer, director, direct or indirect partner, stockholder, member, manager, employee, attorney or agent for any act or omission taken or omitted in good faith by or for such Persons; provided, that such act or omission did not constitute fraud, willful violation of law, willful violation of this Agreement, reckless disregard of the duties of such person or gross negligence in the performance of its duties, in each such case, in relationship to the Partnership.

3.03         Partnership Funds.  The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner.

Article IV:  Distributions

4.01         Distributions.  The Partnership may make distributions to the Partners as determined by the General Partner from time to time in accordance with the Percentage Interests of the Partners to the extent permitted by the Mississippi Act or other applicable law.

Article V:  Termination and Dissolution

5.01         Events of Termination.  The Partnership shall not be dissolved unless in good faith.  The Partnership shall be dissolved and its affairs wound up pursuant to Section 5.02 hereof, and this Agreement shall terminate upon the first to occur of any of the following events (each, an “Event of Termination”):  (a) the execution by each Partner of a unanimous written consent to dissolution; (b) the sale or other disposition of all or substantially all of the assets of the Partnership; (c) the dissolution, winding-up, cessation of business or withdrawal of all of the Partners; (d) an Event of Withdrawal unless at the time of the occurrence of such Event of Withdrawal there is at least one general partner who is authorized and agrees to continue the business of the Partnership without dissolution (and, if there are no remaining general partners, a majority in interest of the limited partners shall make selection of a new general partner and, if Limited Partner is the sole limited partner, Limited Partner shall be permitted to elect to continue the Partnership in its sole discretion); or (e) December 31, 2060.

5.02         Winding-Up.  Upon the occurrence of an Event of Termination, the Partnership’s affairs shall be wound up, its debts paid and its business and property, rights and assets disposed of in an orderly manner as shall be determined by the General Partner and all remaining property, rights or assets of the Partnership after provision for payment of the Partnership’s debts and obligations shall be distributed to the General Partner and the Limited Partner on a pro rata basis in accordance with the actual distribution of cash to the Partners as provided in Article V hereof.

Article VI:  Reports to Partners

6.01         Books of Account.  Appropriate records and books of account shall be kept by the General Partner, at the principal place of business of the Partnership.  The Limited Partner shall be provided reasonable access to such books and records, at reasonable times on reasonable prior notice.

6.02         Audit and Report.  The books and records of the Partnership shall be kept in accordance with applicable law and, if required by law, audited.  The General Partner shall provide to the Limited Partner on a timely basis any information needed to prepare the Partner’s federal, state and local income tax returns and reports.

6.03         Fiscal Year.  The fiscal year and taxable year of the Partnership shall end on the last Sunday in April.

Article VII:  Indemnification

7.01         Indemnification.

(a)           Third Party Actions.  The Partnership shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Partnership) by reason of the fact that such person is or was the general partner or an officer of the Partnership after the date hereof (and the Partnership, in the discretion of the General Partner, may so indemnify a person by reason of the fact that such person is or was an employee or agent of the Partnership after the date hereof or is or was serving at the request of the Partnership in any other capacity for or on behalf of the Partnership after the date hereof), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, the Partnership shall be required to indemnify the general partner or an officer in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the General Partner.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.  Notwithstanding anything in this Agreement to the contrary, the Partnership may, but shall not be required to, indemnify pursuant to this Section 7.01(a) any person that was a general partner, officer, employee or agent of the Partnership prior to the date hereof or served at the request of the Partnership in any other capacity for or on behalf of the Partnership prior to the date hereof at the sole discretion of the General Partner.

(b)           Actions By or in the Right of the Partnership.  The Partnership shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that such person is or was the general partner or an officer of the Partnership after the date hereof (and the Partnership, in the discretion of the General Partner, may so indemnify a person by reason of the fact that such person is or was an employee or agent of the Partnership after the date hereof or is or was serving at the request of the Partnership in any other capacity for or on behalf of the Partnership after the date hereof), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the Partnership unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.  Notwithstanding the foregoing, the Partnership shall be required to indemnify a general partner or an officer in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the General Partner.  Notwithstanding anything in this Agreement to the contrary, the Partnership may, but shall not be required to, indemnify pursuant to this Section 7.01(b) any person that was a general partner, officer, employee or agent of the Partnership prior to the date hereof or served at the request of the Partnership in any other capacity for or on behalf of the Partnership prior to the date hereof at the sole discretion of the General Partner.

(c)           Indemnity if Successful.  To the extent that a present or former general partner, officer, employee or agent of the Partnership has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, and either (i) such person is entitled to indemnification or (ii) the Partnership has agreed to indemnify such person, in each case, pursuant to Section 7.01(a) or (b), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Standard of Conduct.  Except in a situation governed by Section 7.01(c), any indemnification under Section 7.01(a) or (b) (unless ordered by a court) shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the present or former general partner, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01(a) or (b), as applicable.  Such determination shall be made, with respect to a person who is a general partner or officer at the time of such determination, by independent legal counsel in a written opinion.

The determination to be made that indemnification is proper with respect to a person who is a former general partner or officer, or an employee or agent of the Partnership, shall be made by the General Partner.

(e)           Expenses.  Expenses (including attorneys’ fees) of each general partner and officer indemnified hereunder actually and reasonably incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Partnership as authorized in this Section 7.01.  Such expenses (including attorneys’ fees) incurred by former general partners, officers, employees, and agents may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the General Partner deems appropriate.

(f)            Nonexclusivity.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.01 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, by-law, agreement or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           Insurance.  The Partnership may purchase and maintain insurance on behalf of any person who is or was a general partner, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a director, manager, general partner, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of the Mississippi Act.

(h)           Definitions.  For purposes of this Section 7.01, references to “the Partnership” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify any or all of its directors, managers, general partners, officers, employees and agents, so that any person who was a director, manager, general partner, officer, employee or agent of such constituent entity, or was serving at the request of such constituent entity in any other capacity, shall stand in the same position under the provisions of this Section 7.01 with respect to the resulting or surviving entity as such person would have had with respect to such constituent entity if its separate existence had continued as such entity was constituted immediately prior to such merger.  For purposes of this Section 7.01, references to “other capacities” shall include serving as a trustee or agent for any employee benefit plan; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a general partner, officer, employee or agent of the Partnership which imposes duties on, or involves services by such general partner, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.  A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Partnership” as referred to in this Section 7.01.

(i)            Severability.  If any provision of this Section 7.01 is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed to effectuate the provisions hereof, and the invalidity of any provision of this Section 7.01 in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(j)            Amendment.  The right to indemnification conferred by this Section 7.01 shall be deemed to be a contract between the Partnership and each person referred therein until amended or repealed, but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.

Article VIII:  Miscellaneous

8.01         Transfers of Interests; Admission of Additional Partners.  (a)  Subject to applicable requirements of the Mississippi Act and applicable gaming laws and regulations, the General Partner and the Limited Partner shall have the right to Transfer their respective Interests to any Person, subject to the provisions of this Agreement.

(b)           Upon compliance with Section 8.01(a) hereof with respect to the Transfer of all or any portion of its Interest, the Transferee shall become a limited partner or general partner, as the case may be, and shall succeed proportionately to the Interest Transferred by the Transferor and shall become subject to all of the obligations of the Transferor with respect to such Interests, only upon compliance with the following additional conditions:  (i) the proposed Transferee shall have executed an amendment to this Agreement, and shall have executed such other instruments as the General Partner may deem necessary or desirable, to admit such Transferee as a Partner (including the execution of a counterpart of this Agreement and an appropriate supplement to this Agreement pursuant to which such Partner shall agree to be bound by and comply with the terms and provisions hereof) and (ii) the Transferor shall have paid to the Partnership all of the Partnership’s expenses connected with such Transfer and substitution (including without limitation, the legal and accounting fees and disbursements of the Partnership).

(c)           If the Transferor is the General Partner, upon compliance with the terms of Sections 8.01(a) and (b) hereof, the admission of the Transferee as a successor general partner shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the withdrawal of the Transferor General Partner from the Partnership as a general partner of the Partnership.  Upon such withdrawal, the General Partner shall cease to be a general partner of the Partnership and the successor general partner shall, and is hereby authorized to, continue the business of the Partnership without dissolution.  In accordance with the Mississippi Act, the successor general partner shall execute and file an appropriate amendment to the Certificate to reflect its admission to the Partnership.

(d)           Notwithstanding any provision of this Agreement to the contrary, no Transfer of any Interest shall be effective to convey any Interest in the Partnership until the Transferee executes all necessary certificates or other documents and performs all acts required in accordance with the laws of the State of Mississippi and any other applicable law, and any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having jurisdiction over the Partnership, to the full extent necessary to constitute such Transferee a Partner and preserve the status of the Partnership as a partnership after the completion of such Transfer in accordance with such laws.  Each such Transferee by accepting the Transfer of an Interest agrees upon the request of a Partner to execute such certificates or other documents and to perform such acts and gives the power of attorney set forth in Section 1.08 as fully as though such Transferee was an original signatory hereto.

8.02         Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of Mississippi.

8.03         Binding Agreement.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.  This Agreement shall be binding upon the successors and assigns of the Partners.

8.04         Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered or certified mail, return receipt requested, or by telex or telecopy and confirmed by mail as aforesaid to the Partnership or to the General Partner, at 600 Emerson Rd., Ste. 300, St. Louis, MO 63141; Attention: General Counsel, and to the Limited Partner, at 600 Emerson Rd., Ste. 300, St. Louis, MO 63141; Attention: General Counsel, or such other address or addresses as to which the Partners shall have been given notice, and such notice shall be deemed to have been given as of the date delivered, telexed or telecopied or if mailed, the second day after being so mailed.

8.05         Counterparts.  This Agreement may be executed in counterparts and by facsimile transmission, all of which together shall constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the original or the same counterpart.

8.06         Amendments.  Any waiver, modification or amendment to this Agreement shall be effective when signed by each Partner.

8.07         Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

8.08         Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or other person doing business with the Partnership (other than as provided herein).

8.09         Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

8.10         Disclosure to Gaming Regulatory Authorities.  Each of the Partners acknowledges that the exercise of its rights, remedies and powers under this Agreement may be subject to the approval of relevant Governmental Authorities pursuant to the Gaming Laws and that (i) it may be subject to being called forward by Gaming Authorities for licensing or findings of suitability or required to file applications or provide other information; and (ii) such rights, remedies and powers may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and that approvals (including prior approvals) required under applicable Gaming Laws have been obtained.  The Partners agree to provide all cooperation required by applicable laws to the Gaming Authorities.  Each officer must agree to provide such background information, including a financial statement, and consent to such background investigation, as may be required by the Gaming Authorities, and must agree to respond to questions from such Gaming Authorities.  If any Partner or officer is unwilling or unable to obtain within a reasonable period of time any necessary approval by the Gaming Authorities, then such Partner or officer shall, if so requested by a majority of the remaining Partners, resign as a Partner or officer.  If and to the extent required by the Gaming Authorities, such Partner or officer shall abstain from participating in any action with respect to operations of the Partnership in such state or jurisdiction pending such background check or approval.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first set forth above.

IOC-VICKSBURG, INC. (d/b/a IOC-Vicksburg GP, Inc.), General Partner

By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: SVP, General Counsel and Secretary

IOC-VICKSBURG, L.L.C.,
Limited Partner

By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: SVP, General Counsel & Secretary

EXHIBIT A

Name and Address	Percentage Interest

General Partner:

IOC-Vicksburg, Inc. 600 Emerson Rd., Ste. 300 St. Louis, MO 63141201	90.0%

Limited Partner:

IOC-Vicksburg, L.L.C. 600 Emerson Rd., Ste. 300 St. Louis, MO 63141201	10.0%